Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces Q4 and Annual 2008 Results

Core Companion Animal Health Segment Increases Annual Revenue

LOVELAND, CO, March 16, 2009 -- Heska Corporation (NASDAQ: HSKA, "Heska" or the "Company") today reported financial results for its fourth quarter, the three months ended December 31, 2008, and year ended December 31, 2008.

"The poor economic environment had an impact on our fourth quarter 2008 results in addition to the anticipated revenue shortfall in our Other Vaccines, Pharmaceuticals and Product segment. This was particularly true in new instrument sales, which represent a relatively large capital expenditure for a significant portion of our customers. We believe many veterinarians are consciously delaying capital expenditures until they perceive more positive economic conditions," said Robert Grieve, Heska's Chairman and CEO. "We cannot plan for this situation to change quickly. Accordingly, we took steps late in 2008 to reduce our overhead costs in the coming year. Our restructuring charge of $785 thousand includes severance payments for several employees. Despite the economic downturn experienced globally in the fourth quarter, our Core Companion Animal Health product revenue grew to a record level in 2008. We are committed to managing our business through these challenging times and positioning our company to prosper in the years to come."

Total Revenue

Total revenue for the fourth quarter of 2008 was $15.4 million, a decrease of 23% compared to $20.0 million in the fourth quarter of 2007. 2008 total revenue was $81.7 million, down 1% compared to $82.3 million in 2007. Total revenue consists of product revenue and research, development and other revenue, both of which are discussed below.

Segment Product Revenue

Total product revenue for the fourth quarter of 2008 was $15.1 million, down 23% from $19.7 million in the fourth quarter of 2007. For the year ended December 31, 2008, total product revenue was $80.3 million, down 1% from $80.8 million in 2007. Heska Corporation's business is comprised of two reportable segments - Core Companion Animal Health and Other Vaccines, Pharmaceuticals and Products. Product revenue from these segments is as follows:

Core Companion Animal Health This segment includes revenue from the Company's diagnostic instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the fourth quarter of 2008, this segment generated product revenue of $13.4 million, down 22% as compared to $17.1 million in the fourth quarter of 2007. For the year ended December 31, 2008, this segment generated product revenue of $67.0 million, up 2% from $65.9 million in 2007.

Other Vaccines, Pharmaceuticals and Products This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other animals such as small mammals. In the fourth quarter of 2008, this segment generated product revenue of $1.7 million, down 34% as compared to $2.6 million in the fourth quarter of 2007. In 2008, this segment generated product revenue of $13.3 million down 11% from $14.9 million in 2007. Results for the year ended December 31, 2007 include approximately $1.6 million in revenue recognized in the first quarter upon receipt of a payment for product previously shipped and "take-or-pay" minimums for 2005 and 2006 which previously had not been paid as part of a now settled dispute with United Vaccines, Inc. ("United"), a former customer.

Research, Development and Other Revenue

Research, development and other revenue was $307 thousand in the fourth quarter of 2008, a decrease of 6% compared to $325 thousand in the prior year period. For the year ended December 31, 2008, research, development and other revenue was $1.3 million, a 13% decline compared to $1.5 million in 2007.

Income Tax Benefit

The Company reported an income tax benefit for all periods presented which generally relate to an anticipated future tax benefit for financial results in the period presented. Prior to December 2007, the Company's domestic net operating loss carryforward ("NOL") had historically been reduced by an equal, offsetting valuation allowance. Based on the Company's profitable operating performance in the United States, in December 2007 the Company concluded that a portion of its domestic NOL was realizable on a more-likely-than-not basis and reduced the corresponding valuation allowance. This resulted in an income tax benefit of approximately $30 million and a corresponding $30 million net deferred tax asset – equal to the estimated amount of income taxes the Company will recognize in its future statement of operations as income tax expense that the Company will not have to pay in cash as the Company utilizes its domestic NOL, assuming the Company's estimate of the realizable portion of its domestic NOL is correct. This was a non-cash accounting entry. In addition, the Company's fourth quarter 2008 and 2008 income tax benefit was reduced by $10 thousand with a corresponding reduction of its net deferred tax asset related to its NOL in Switzerland as the Company did not generate sufficient taxable income in 2008 to fully utilize its Swiss net deferred tax asset, which expired at the end of 2008. The Company does not anticipate a valuation allowance adjustment related to its deferred tax assets in any period in the near future, although there can be no assurance a significant valuation allowance adjustment – increase or decrease – will not be appropriate in the future.

Investor Conference Call

Management will conduct a conference call on Monday, March 16, 2009 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the fourth quarter and year end 2008 financial results. To participate, dial (800) 218-0204 (domestic) or (303) 262-2138 (international); the conference call access number is 11124767. The conference call will also be broadcast live over the Internet at

http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until March 30, 2009. The telephone replay may be accessed by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international). The webcast replay may be accessed from Heska's home page at www.heska.com until March 30, 2009.

About Heska

Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska's state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines. The company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements

This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results to predict future outcomes. Revenue generated in 2008 or 2007 related to customers, technology or products may not recur in 2009. For example, in the year ended December 31, 2007, Heska recognized approximately $1.6 million in revenue upon receipt of a payment from United for product previously shipped and "take or pay" minimums for 2005 and 2006. As United has ceased operations, Heska does not expect to generate any future revenue from United. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties regarding overall economic conditions, the effect of these conditions on Heska's business and Heska's accuracy in predicting these and related matters; the level of Heska's fixed expense, which is significant, and the corresponding cash flow and liquidity-related risks resulting from unanticipated revenue and gross margin shortfalls; uncertainties related to the Company's ability to generate taxable income in the future to benefit from its net operating loss and other deferred tax assets, and its ability to predict such outcomes, including over the very long term; risks regarding Heska's reliance on third-party suppliers, which is substantial and could have significant negative consequences if Heska were to lose exclusive rights or access to a product due to a failure to meet minimum sales requirements or for other reasons; risks regarding Heska's ability to successfully market, sell and distribute its products; competition, including uncertainties regarding the impact of new products competitors have recently launched or may launch in the future; uncertainties regarding Heska's reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska's existing products; uncertainties related to Heska's ability to obtain access to capital in the future in order to sustain its business; uncertainties related to Heska's ability to maintain its listing on the Nasdaq Capital Market; risks related to Heska's reliance on third parties for products Heska may intend to introduce in the future; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

Financial Table Follows:

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Revenue, net:
Product revenue, net:
Core companion animal health	$17,082	$13,398	$65,910	$67,021
Other vaccines, pharmaceuticals and products	2,635	1,729	14,897	13,310
Total product revenue, net	19,717	15,127	80,807	80,331
Research, development and other	325	307	1,528	1,322
Total revenue, net	20,042	15,434	82,335	81,653

Cost of revenue:
Cost of products sold	13,084	11,083	48,874	52,478
Cost of research, development and other	40	10	274	331
Total cost of revenue	13,124	11,093	49,148	52,809

Gross profit	6,918	4,341	33,187	28,844

Operating expenses:
Selling and marketing	3,937	3,616	16,109	17,640
Research and development	570	489	2,679	1,951
General and administrative	1,883	2,161	8,925	8,917
Restructuring expenses	—	785	—	785
Other	—	232	(47)	232
Total operating expenses	6,390	7,283	27,666	29,525
Income (loss) from operations	528	(2,942)	5,521	(681)
Interest and other expense, net	155	140	588	640
Income (loss) before income taxes	373	(3,082)	4,933	(1,321)
Income tax expense (benefit)	(29,996)	(1,215)	(29,875)	(471)
Net income (loss)	$30,369	$(1,867)	$34,808	$(850)

Basic net income (loss) per share	$0.59	$(0.04)	$0.68	$(0.02)
Diluted net income (loss) per share	$0.55	$(0.04)	$0.63	$(0.02)

Shares used for basic net income (loss) per share	51,364	51,821	51,097	51,674

Shares used for diluted net income (loss) per share	55,659	51,821	55,509	51,674

Balance Sheet Data

In Thousands (unaudited)

	December 31, 2007	December 31, 2008
Cash and cash equivalents	$5,524	$4,705
Total current assets	35,127	31,290
Total assets	75,591	70,438
Line of credit	12,614	11,042
Current portion of long-term debt and capital leases	776	770
Total current liabilities	25,195	22,228
Long-term debt and capital leases	1,151	381
Stockholders' equity	42,883	42,523

    Pro Forma Financial Information Statement of Utility

The following estimated pro forma financial information is presented assuming Heska had reduced its valuation allowance related to its domestic net operating loss on December 31, 2006 rather than December 31, 2007. In this circumstance, the Company would have recognized Net Operating Loss Usage as Income Tax Expense, as outlined below. The Company believes the pro forma information may be valuable to investors as an additional tool to benchmark future periods versus historical results on a consistently reported basis. The Company does not suggest that investors should consider such pro forma financial information in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Pro Forma Reconciliation to GAAP

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	Three Months Ended December 31, 2007			Twelve Months Ended December 31, 2007
	As Reported (GAAP)	Adjustments	Pro Forma	As Reported (GAAP)	Adjustments	Pro Forma
Revenue, net:
Product revenue, net:
Core companion animal health	$17,082	$—	$17,082	$65,910	$—	$65,910
Other vaccines, pharmaceuticals and products	2,635	—	2,635	14,897	—	14,897
Total product revenue, net	19,717	—	19,717	80,807	—	80,807
Research, development and other	325	—	325	1,528	—	1,528
Total revenue, net	20,042	—	20,042	82,335	—	82,335

Cost of revenue:
Cost of products sold	13,084	—	13,084	48,874	—	48,874
Cost of research, development and other	40	—	40	274	—	274
Total cost of revenue	13,124	—	13,124	49,148	—	49,148

Gross profit	6,918	—	6,918	33,187	—	33,187

Operating expenses:
Selling and marketing	3,937	—	3,937	16,109	—	16,109
Research and development	570	—	570	2,679	—	2,679
General and administrative	1,883	—	1,883	8,925	—	8,925
(Gain) on sale of assets	—	—	—	(47)	—	(47)
Total operating expenses	6,390	—	6,390	27,666	—	27,666
Income from operations	528	—	528	5,521	—	5,521
Interest and other expense, net	155	—	155	588	—	588
Income before income taxes	373	—	373	4,933	—	4,933
Income tax expense (benefit)	(29,996)	30,218	222	(29,875)	31,825	1,950
Net income	$30,369	$30,218	$151	$34,808	$(31,825)	$2,983

Basic net income per share	$0.59	$(0.59)	$0.00	$0.68	$(0.62)	$0.06
Diluted net income per share	$0.55	$(0.55)	$0.00	$0.63	$(0.58)	$0.05

Shares used for basic net income per share	51,364	51,364	51,364	51,097	51,097	51,097

Shares used for diluted net income per share	55,659	55,659	55,659	55,509	55,509	55,509

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